Exhibit 99.1

August 4, 2026	Analyst Contact:	Erin Dailey 918-947-7441
	Media Contact:	Leah Harper 918-947-7123

ONE Gas Announces Second Quarter 2026 Financial Results; Raises 2026 Adjusted Earnings Expectations to Upper Half of Financial Guidance Ranges

Declares Third Quarter Dividend

Analyst call and webcast scheduled tomorrow, Aug. 5 at 11 a.m. EDT

TULSA, Okla. - Aug. 4, 2026 - ONE Gas, Inc. (NYSE: OGS) today announced its second quarter financial results and raised its 2026 adjusted earnings expectations to the upper half of the previously announced financial guidance ranges. The Company also declared its quarterly dividend.

"Our strong second quarter and first-half results reflect the continued execution of our growth strategy and the benefits of operating in constructive jurisdictions. This performance gives us the confidence to raise our adjusted earnings expectations for the full year," said Robert S. McAnnally, chief executive officer. "We delivered these results while maintaining our focus on reliability and affordability for customers and creating long-term value for shareholders."

FINANCIAL RESULTS & HIGHLIGHTS

•The Company raised its 2026 adjusted net income and earnings per diluted share expectations to the upper half of the respective $306 million to $314 million and $4.83 to $4.95 ranges;
•Second quarter 2026 adjusted net income was $52.1 million, or $0.82 per diluted share, compared with $32.7 million, or $0.54 per diluted share, in the same period last year;
•Year-to-date 2026 adjusted net income was $185.5 million, or $2.94 per diluted share, compared with $152.8 million, or $2.53 per diluted share, in 2025;
•Second quarter 2026 net income was $46.8 million, or $0.74 per diluted share, compared with $32.0 million, or $0.53 per diluted share, in the same period last year;
•Year-to-date 2026 net income was $175.5 million, or $2.78 per diluted share, compared with $151.5 million, or $2.51 per diluted share, in 2025; and
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ONE Gas Announces Second Quarter and Year-to-Date 2026 Financial Results;
August 4, 2026

•The board of directors declared a quarterly dividend of $0.68 per share ($2.72 annualized), payable on August 31, 2026, to shareholders of record at the close of business on August 17, 2026.

SECOND QUARTER 2026 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $82.7 million in the second quarter, compared with $71.9 million in the second quarter 2025, which primarily reflects:

•an increase of $16.4 million in revenue from new rates;
•an increase of $1.4 million in residential sales due primarily to net customer growth in Oklahoma and Texas; and
•an increase of $1.3 million in line extension revenue in Oklahoma.

These increases were partially offset by:

•an increase of $7.4 million in employee-related costs;
•an increase of $1.1 million in outside services; and
•an increase of $1.1 million in fleet expense.

Weather was 42 percent warmer than normal and 28 percent warmer than the prior year for the three months ended June 30, 2026. The impact on operating income was mitigated by weather normalization mechanisms.

Excluding interest related to KGSS-I securitized bonds, net interest expense decreased $3.8 million for the three months ending June 30, 2026. The decrease in interest expense is due primarily to commercial paper borrowings at lower rates and the implementation of Texas House Bill 4384.

Income tax expense includes a credit for amortization of the regulatory liability associated with excess deferred income taxes (EDIT) of $3.3 million and $2.1 million for the three months ended June 30, 2026, and 2025, respectively.

Capital expenditures and asset removal costs were $188.3 million for the second quarter 2026 compared with $190.1 million in the same period last year, primarily representing expenditures for system integrity and extension of service to new areas.

YEAR-TO-DATE 2026 FINANCIAL PERFORMANCE

Operating income for the six months ended June 30, 2026, was $272.3 million, compared with $252.4 million in 2025, which primarily reflects:

•an increase of $43.7 million from new rates;
•an increase of $3.2 million in residential sales due primarily to net customer growth in Oklahoma and Texas; and
•an increase of $1.8 million from released transportation capacity to other shippers in Kansas.

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ONE Gas Announces Second Quarter and Year-to-Date 2026 Financial Results;
August 4, 2026

These increases were partially offset by:

•an increase of $13.2 million in employee-related costs;
•an increase of $3.4 million in outside services;
•an increase of $1.3 million in fleet expense; and
•a decrease of $10.6 million in revenue due to lower sales and transport volumes, net of the impact of weather normalization mechanisms.

Weather was 23 percent warmer than normal and 25 percent warmer than the prior year for the six months ended June 30, 2026. The impact on operating income was mitigated by weather normalization mechanisms.

Excluding interest related to KGSS-I securitized bonds, net interest expense decreased $6.7 million for the six months ended June 30, 2026. The decrease in interest expense is due primarily to commercial paper borrowings at lower rates and the implementation of Texas House Bill 4384.

Income tax expense includes a credit for amortization of the regulatory liability associated with EDIT of $12.8 million and $10.2 million for the six months ended June 30, 2026, and 2025, respectively.

Capital expenditures and asset removal costs were $357.9 million for the six-month 2026 period compared with $367.8 million in the same period last year, primarily representing expenditures for system integrity and extension of service to new areas.

REGULATORY ACTIVITIES UPDATE

In July 2026, Kansas Gas Service submitted an application to the Kansas Corporation Commission requesting an increase of approximately $14.3 million related to its Gas System Reliability Surcharge to be effective October 2026. The filing includes expanded infrastructure investments as defined by Kansas House Bill 2435.

In March 2026, Texas Gas Service made a Gas Reliability Infrastructure Program filing for all customers requesting a $36.9 million revenue increase to be effective in July 2026. In June 2026, the Texas Railroad Commission approved an increase of $36.9 million, and new rates became effective in July 2026.

In February 2026, Oklahoma Natural Gas filed its annual Performance-Based Rate Change (PBRC) application for the test year ended December 2025. The filing includes a requested $28.7 million base rate revenue increase, $2.6 million energy efficiency incentive and $14.4 million of estimated EDIT to be credited to customers in 2027. At the hearing on June 11, 2026, the administrative law judge recommended approval of the application as filed. Subsequent to the hearing, exceptions to the administrative law judge’s oral ruling were filed at the Oklahoma Corporation Commission as well as an appeal to the Oklahoma Supreme Court. Interim rates subject to refund were implemented on June 26, 2026, in compliance with the PBRC tariff.

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ONE Gas Announces Second Quarter and Year-to-Date 2026 Financial Results;
August 4, 2026

2026 FINANCIAL GUIDANCE

Based on strong performance during the first half of 2026 and anticipated benefits associated with Texas House Bill 4384, the Company has raised its 2026 adjusted earnings expectations to the upper half of its previously issued 2026 financial guidance ranges, which called for adjusted net income of $306 million to $314 million and adjusted net income per diluted share of $4.83 to $4.95.

Capital investments, including asset removal costs, are expected to be approximately $800 million in 2026, primarily targeted for system integrity and replacement projects. Capital investments for extensions to new customers are expected to be approximately $230 million of the $800 million.

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will host a conference call on Wednesday, August 5, 2026, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 800-715-9871, passcode 3280987, or log on to www.onegas.com/investors and select Events and Presentations.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 1-800-770-2030, passcode 3280987.

NON-GAAP DISCLOSURE STATEMENT

This news release includes financial results and guidance for ONE Gas with respect to adjusted net income and adjusted net income per share, which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Adjusted net income and adjusted net income per share are calculated as GAAP net income plus the deferral of an equity portion of a carrying cost attributable to shareholders' investment capitalized for regulatory purposes but not for financial reporting purposes. These carrying costs relate to property, plant and equipment that has been placed in service, but not yet reflected in rates. Adjusted net income and adjusted net income per share should not be considered in isolation or as a substitute for GAAP net income or GAAP earnings per share.

Management believes these non‑GAAP measures provide useful information because they offer a more complete view of our overall regulatory economics, reflect the period-specific effects of certain regulatory mechanisms designed to mitigate regulatory lag associated with property, plant and equipment placed in service prior to regulatory action, and reflect the impact of regulatory timing differences that arise under the Company's rate-setting framework. These adjustments, net of applicable tax effects, are expected to recur as a result of the Company's regulatory framework and are a consistent part of our earnings profile. A reconciliation of the Company's GAAP net income and GAAP earnings per share to adjusted net income and adjusted net income per share is provided in the Appendix.

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ONE Gas Announces Second Quarter and Year-to-Date 2026 Financial Results;
August 4, 2026

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ONE Gas, Inc. (NYSE: OGS) is a 100% regulated natural gas utility, and trades on the New York Stock Exchange and the NYSE Texas under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.3 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," "likely," and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, costs, liquidity, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•our ability to recover costs, income taxes and amounts equivalent to the cost of property, plant and equipment, regulatory assets and our allowed rate of return in our regulated rates or other recovery mechanisms;
•cyber-attacks, which, according to experts, continue to increase in volume and sophistication, or breaches of technology systems that could disrupt our operations or result in the loss or exposure of confidential or sensitive customer, employee, vendor, counterparty, or Company information; further, increased remote working arrangements have required enhancements and modifications to our information technology infrastructure (e.g. Internet, Virtual Private Network, remote collaboration systems, etc.), and any failures of the technologies, including third-party service providers, that facilitate working remotely could limit our ability to conduct ordinary operations or expose us to increased risk or effect of an attack;
•our ability to manage our operations and maintenance costs;
•changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;
•the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial customers;
•the length and severity of a pandemic or other health crisis which could significantly disrupt or prevent us from operating our business in the ordinary course for an extended period;
•competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;
•adverse weather conditions and variations in weather, including seasonal effects on demand and/or supply, the occurrence of severe storms in the territories in which we operate, climate change, and the related effects on supply, demand, and costs;
•indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;
•our ability to secure reliable, competitively priced and flexible natural gas transportation, storage, and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;
•our ability to complete necessary or desirable expansion or infrastructure development projects, which may delay or prevent us from serving our customers or expanding our business;
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ONE Gas Announces Second Quarter and Year-to-Date 2026 Financial Results;
August 4, 2026

•operational and mechanical hazards or interruptions;
•adverse labor relations;
•the effectiveness of our strategies to reduce earnings lag, revenue protection strategies and risk mitigation strategies, which may be affected by risks beyond our control such as commodity price volatility, counterparty performance or creditworthiness and interest rate risk;
•the capital-intensive nature of our business, and the availability of and access to, in general, funds to meet our debt obligations prior to or when they become due and to fund our operations and capital expenditures, either through (i) cash on hand, (ii) operating cash flow, or (iii) access to the capital markets and other sources of liquidity;
•our ability to obtain capital on commercially reasonable terms, or on terms acceptable to us, or at all;
•limitations on our operating flexibility, earnings and cash flows due to restrictions in our financing arrangements;
•cross-default provisions in our borrowing arrangements, which may lead to our inability to satisfy all of our outstanding obligations in the event of a default on our part;
•changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions to execute our business strategy;
•actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;
•changes in inflation and interest rates;
•our ability to recover the costs of upstream transportation, storage, and natural gas purchased for our customers and any related financing required to support our purchase of natural gas supply;
•impact of potential impairment charges;
•volatility and changes in markets for natural gas and our ability to secure additional and sufficient liquidity on reasonable commercial terms to cover costs associated with such volatility;
•possible loss of local distribution company franchises or other adverse effects caused by the actions of municipalities;
•payment and performance by counterparties and customers as contracted and when due, including our counterparties maintaining ordinary course terms of supply and payments;
•changes in existing or the addition of new environmental, safety, tax, cybersecurity and other laws or regulations to which we and our subsidiaries are subject, including those that may require significant expenditures, significant increases in operating costs or, in the case of noncompliance, substantial fines or penalties;
•the effectiveness of our risk-management policies and procedures, and employees violating our risk-management policies;
•the uncertainty of estimates, including accruals and costs of environmental remediation;
•advances in technology, including technologies that increase efficiency or that improve electricity’s competitive position relative to natural gas;
•population growth rates and changes in the demographic patterns of the markets we serve in Oklahoma, Kansas and Texas, and economic conditions in these areas;
•acts of nature and naturally occurring disasters;
•political unrest and the potential effects of threatened or actual terrorism and war;
•the sufficiency of insurance coverage to cover losses;
•the effects of our strategies to reduce tax payments;
•changes in accounting standards;
•changes in corporate governance standards;
•existence of material weaknesses in our internal controls;
•our ability to comply with all covenants in our indentures and the ONE Gas Credit Agreement, a violation of which, if not cured in a timely manner, could trigger a default of our obligations;
•our ability to attract and retain talented employees, management and directors, and shortage of skilled-labor;
•unexpected increases in the costs of providing health care benefits, along with pension and postemployment health care benefits, as well as declines in the discount rates on, declines in the market value of the debt and equity securities of, and increases in funding requirements for, our defined benefit plans; and
•our ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part 1, Item 1A, Risk Factors, in our Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.
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ONE Gas Announces Second Quarter and Year-to-Date 2026 Financial Results;
August 4, 2026

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2026	2025	2026	2025
	(Thousands of dollars, except per share amounts)

Total revenues	$411,639	$423,741	$1,243,350	$1,358,931

Cost of natural gas	90,287	117,942	483,863	630,404

Operating expenses
Operations and maintenance	139,628	130,987	286,575	266,282
Depreciation and amortization	76,240	79,314	153,025	161,018
General taxes	22,813	23,643	47,624	48,873
Total operating expenses	238,681	233,944	487,224	476,173
Operating income	82,671	71,855	272,263	252,354
Other income (expense), net	5,220	2,572	3,123	3,090
Interest expense, net	(31,101)	(35,279)	(63,459)	(70,976)
Income before income taxes	56,790	39,148	211,927	184,468
Income taxes	(9,982)	(7,115)	(36,446)	(33,016)
Net income	$46,808	$32,033	$175,481	$151,452

Earnings per share
Basic	$0.74	$0.53	$2.79	$2.52
Diluted	$0.74	$0.53	$2.78	$2.51

Average shares (thousands)
Basic	62,959	60,113	62,936	60,095
Diluted	63,153	60,455	63,178	60,361
Dividends declared per share of stock	$0.68	$0.67	$1.36	$1.34

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ONE Gas Announces Second Quarter and Year-to-Date 2026 Financial Results;
August 4, 2026

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS
	June 30,	December 31,
(Unaudited)	2026	2025
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$9,998,502	$9,734,150
Accumulated depreciation and amortization	2,678,316	2,611,952
Net property, plant and equipment	7,320,186	7,122,198
Current assets
Cash and cash equivalents	7,858	10,620
Restricted cash and cash equivalents	22,711	23,107
Total cash, cash equivalents and restricted cash and cash equivalents	30,569	33,727
Accounts receivable, net	250,861	461,631
Materials and supplies	96,672	97,595
Income tax receivable	—	55,552
Natural gas in storage	158,219	176,451
Regulatory assets	83,367	49,504
Prepaid expenses	33,823	34,224
Other current assets	8,326	7,200
Total current assets	661,837	915,884
Goodwill and other assets
Regulatory assets	250,704	256,225
Securitized intangible asset, net	218,991	233,786
Goodwill	157,953	157,953
Pension and other postemployment benefits	47,326	47,012
Other assets	155,206	120,026
Total goodwill and other assets	830,180	815,002
Total assets	$8,812,203	$8,853,084

APPENDIX
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ONE Gas Announces Second Quarter and Year-to-Date 2026 Financial Results;
August 4, 2026

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS
(Continued)
	June 30,	December 31,
(Unaudited)	2026	2025
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 62,797,154 shares at June 30, 2026; issued and outstanding 62,692,392 shares at December 31, 2025	$629	$627
Paid-in capital	2,539,068	2,530,137
Retained earnings	998,454	909,355
Accumulated other comprehensive income (loss)	(265)	4
Total equity	3,537,886	3,440,123
Other long-term debt, excluding current maturities, net of issuance costs	2,133,688	2,133,018
Securitized utility tariff bonds, excluding current maturities, net of issuance costs	207,115	223,020
Total long-term debt, excluding current maturities, net of issuance costs	2,340,803	2,356,038
Total equity and long-term debt	5,878,689	5,796,161
Current liabilities
Current maturities of other long-term debt, net of issuance costs	249,918	249,674
Current maturities of securitized utility tariff bonds, net of issuance costs	31,404	30,566
Notes payable	770,800	737,400
Accounts payable	110,952	222,102
Accrued taxes other than income	57,395	75,568
Regulatory liabilities	24,702	57,277
Customer deposits	53,373	52,871
Other current liabilities	77,911	106,400
Total current liabilities	1,376,455	1,531,858
Deferred credits and other liabilities
Deferred income taxes	1,012,944	963,874
Regulatory liabilities	433,135	451,620
Other deferred credits	110,980	109,571
Total deferred credits and other liabilities	1,557,059	1,525,065
Commitments and contingencies
Total liabilities and equity	$8,812,203	$8,853,084
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ONE Gas Announces Second Quarter and Year-to-Date 2026 Financial Results;
August 4, 2026

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six Months Ended June 30,
(Unaudited)	2026	2025
	(Thousands of dollars)
Operating activities
Net income	$175,481	$151,452
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	153,025	161,018
Deferred income taxes	32,478	23,684
Share-based compensation expense	8,174	7,524
Provision for doubtful accounts	5,026	4,085
Changes in assets and liabilities:
Accounts receivable	205,744	141,290
Materials and supplies	923	(3,886)
Income tax receivable	55,552	—
Natural gas in storage	18,232	26,736
Asset removal costs	(27,861)	(20,718)
Accounts payable	(108,977)	(121,593)
Accrued taxes other than income	(18,173)	(16,159)
Customer deposits	502	(2,235)
Regulatory assets and liabilities - current	(74,156)	78,329
Regulatory assets and liabilities - noncurrent	3,691	21,198
Other assets and liabilities - current	(28,437)	(12,271)
Other assets and liabilities - noncurrent	(13,893)	10,355
Cash provided by operating activities	387,331	448,809
Investing activities
Capital expenditures	(330,035)	(347,065)
Other investing expenditures	(6,691)	(4,075)
Other investing receipts	6,982	2,629
Cash used in investing activities	(329,744)	(348,511)
Financing activities
Borrowings (repayments) of notes payable, net	33,400	(42,200)
Issuance of common stock	3,894	3,561
Repayment of other long-term debt	(7)	(8)
Repayment of securitized utility tariff bonds	(15,356)	(14,547)
Dividends paid	(85,356)	(80,306)
Tax withholdings related to net share settlements of stock compensation	(4,161)	(2,614)
Construction advances	6,841	—
Cash used in financing activities	(60,745)	(136,114)
Change in cash, cash equivalents, restricted cash and restricted cash equivalents	(3,158)	(35,816)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	33,727	78,537
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$30,569	$42,721
Supplemental cash flow information:
Cash paid for interest, net of amounts capitalized	$62,407	$69,972
Cash paid (received) for state income taxes	$1,150	$715
Cash paid (received) for federal income taxes	$(50,302)	$7,013

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ONE Gas Announces Second Quarter and Year-to-Date 2026 Financial Results;
August 4, 2026

APPENDIX
The following table reconciles the Company’s GAAP net income and GAAP earnings per share to adjusted net income and adjusted net income per share:

ONE Gas, Inc.
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
	(Thousands of dollars, except per share amounts)

Net income - GAAP	$46,808	$32,033	$175,481	$151,452
Other income - deferred carrying cost (a)	5,257	653	9,982	1,301
Income taxes (b)	—	—	—	—
Adjusted net income - non-GAAP	$52,065	$32,686	$185,463	$152,753

Earnings per share - GAAP
Basic	$0.74	$0.53	$2.79	$2.52
Diluted	$0.74	$0.53	$2.78	$2.51

Adjusted net income per share - non-GAAP
Basic	$0.83	$0.54	$2.95	$2.54
Diluted	$0.82	$0.54	$2.94	$2.53

Average shares (thousands)
Basic	62,959	60,113	62,936	60,095
Diluted	63,153	60,455	63,178	60,361
(a) The allowance for earnings on shareholders’ investment capitalized for regulatory purposes but not for financial reporting purposes applied to property, plant and equipment placed in service, but not yet reflected in Texas rates, as authorized by our regulators or state law. Property, plant and equipment placed in service may vary by quarter based on the timing and complexity of projects, weather impacts, construction completion schedules, contractor activities, and other operational factors. During the three months ended June 30, 2026, we placed $53.8 million of property, plant and equipment in service eligible for this treatment, compared with $62.6 million in the same period last year. For the six months ended June 30, 2026, we placed $125.3 million of property, plant and equipment in service eligible for this treatment, compared with $125.5 million in the same period last year.
(b) This deferred carrying cost increases book income but is non-taxable, creating a permanent tax difference.

ONE Gas, Inc.
2026 Financial Guidance: Reconciliation of non-GAAP to GAAP:
	Low	Mid	High
	(Thousands of dollars, except per share amounts)
Net income - GAAP	$294,000	$298,000	$302,000
Other income - deferred carrying cost(a)	11,890	11,919	12,000
Income taxes(b)	—	—	—
Adjusted net income - non-GAAP	$305,890	$309,919	$314,000

Earnings per share - GAAP
Basic	$4.67	$4.73	$4.79
Diluted	$4.65	$4.71	$4.77

Adjusted net income per share - non-GAAP
Basic	$4.86	$4.92	$4.98
Diluted	$4.83	$4.89	$4.95

Average shares (thousands)
Basic	62,995	62,995	62,995
Diluted	63,350	63,350	63,350
(a) The allowance for earnings on shareholders’ investment capitalized for regulatory purposes but not for financial reporting purposes applied to property, plant and equipment placed in service, but not yet reflected in Texas rates, as authorized by our regulators or state law. Property, plant and equipment placed in service may vary by quarter based on the timing and complexity of projects, weather impacts, construction completion schedules, contractor activities, and other operational factors.
(b) This deferred carrying cost increases book income but is non-taxable, creating a permanent tax difference.

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ONE Gas Announces Second Quarter and Year-to-Date 2026 Financial Results;
August 4, 2026

APPENDIX

ONE Gas, Inc.
KGSS-I SECURITIZATION

In November 2022, Kansas Gas Service Securitization I, L.L.C. (KGSS-I) issued $336 million of securitized utility tariff bonds. KGSS-I used the proceeds from the issuance to purchase the Securitized Utility Tariff Property from Kansas Gas Service, pay for debt issuance costs, and reimburse Kansas Gas Service for upfront securitization costs paid on behalf of KGSS-I.

Revenues for the three months ended June 30, 2026, include $10.9 million associated with KGSS-I, which is offset by $7.5 million in operating and amortization expense and $3.4 million in interest expense, net. Compared to the same three month period last year, revenues decreased $2.3 million, interest expense, net, decreased $0.4 million, and operating and amortization expense decreased $1.9 million.

Revenues for the six months ended June 30, 2026, include $21.9 million associated with KGSS-I, which is offset by $15.0 million in operating and amortization expense and $6.8 million in interest expense, net. Compared to the same twelve month period last year, revenues decreased $3.0 million, interest expense, net, decreased $0.8 million, and amortization and operating expense decreased $2.2 million.

The following table summarizes the impact of KGSS-I on the consolidated balance sheets, for the periods indicated:

	June 30,	December 31,
	2026	2025
	(Thousands of dollars)
Restricted cash and cash equivalents	$22,711	$23,107
Accounts receivable	4,317	4,463
Securitized intangible asset, net	218,991	233,786
Total assets	$246,019	$261,356
Current maturities of securitized utility tariff bonds, net of issuance costs	$31,404	$30,566
Accounts payable	217	136
Accrued interest	5,543	5,894
Securitized utility tariff bonds, excluding current maturities, net of discounts and issuance costs $4.0 million and $4.3 million, as of June 30, 2026, and June 30, 2025, respectively	207,115	223,020
Paid-in capital	1,680	1,680
Retained earnings	60	60
Total liabilities and equity	$246,019	$261,356
-more-

ONE Gas Announces Second Quarter and Year-to-Date 2026 Financial Results;
August 4, 2026

The following table summarizes the impact of KGSS-I on the consolidated statements of income, for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
	(Thousands of dollars)
Operating revenues	$10,876	$13,205	$21,853	$24,842
Operating expense	(110)	(111)	(221)	(221)
Amortization expense	(7,368)	(9,292)	(14,795)	(16,986)
Interest income	109	112	246	260
Interest expense	(3,471)	(3,879)	(7,011)	(7,823)
Income before income taxes	36	35	72	72
Income taxes	—	(6)	—	—
Net income	$36	$29	$72	$72

-more-

ONE Gas Announces Second Quarter and Year-to-Date 2026 Financial Results;
August 4, 2026

APPENDIX

ONE Gas, Inc.
INFORMATION AT A GLANCE

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2026	2025	2026	2025
	(Millions of dollars)
Natural gas sales	$357.8	$369.5	$1,127.7	$1,239.9
Transportation revenues	31.8	31.0	71.9	74.8
Securitization customer charges	10.9	13.2	21.9	24.8
Other revenues	11.1	10.0	21.8	19.5
Total revenues	$411.6	$423.7	$1,243.3	$1,359.0
Cost of natural gas	90.4	117.9	483.9	630.4
Operating costs	162.4	154.6	334.2	315.2
Depreciation and amortization	76.2	79.3	153.0	161.0
Operating income	$82.6	$71.9	$272.2	$252.4
Net income	$46.8	$32.0	$175.5	$151.5
Capital expenditures and asset removal costs	$188.3	$190.1	$357.9	$367.8

Volumes (Bcf)
Natural gas sales
Residential	10.4	12.6	54.4	71.5
Commercial and industrial	5.0	5.8	20.0	25.0
Other	0.5	0.5	1.4	1.7
Total sales volumes delivered	15.9	18.9	75.8	98.2
Transportation	50.7	48.7	109.8	114.0
Total volumes delivered	66.6	67.6	185.6	212.2

Average number of customers (in thousands)
Residential	2,133	2,124	2,135	2,125
Commercial and industrial	161	164	162	164
Other	3	3	3	3
Transportation	11	11	11	11
Total customers	2,308	2,302	2,311	2,303

Heating Degree Days
Actual degree days	392	547	4,551	6,060
Normal degree days	678	673	5,910	5,904
Percent colder (warmer) than normal weather	(42)%	(19)%	(23)%	3%

Statistics by State
Oklahoma
Average number of customers (in thousands)	936	933	937	934
Actual degree days	126	164	1,537	2,080
Normal degree days	230	230	2,028	2,027
Percent colder (warmer) than normal weather	(45)%	(29)%	(24)%	3%

Kansas
Average number of customers (in thousands)	655	656	657	657
Actual degree days	234	319	2,304	2,929
Normal degree days	397	397	2,883	2,883
Percent colder (warmer) than normal weather	(41)%	(20)%	(20)%	2%

Texas
Average number of customers (in thousands)	717	713	717	712
Actual degree days	32	64	710	1,051
Normal degree days	51	46	999	994
Percent colder (warmer) than normal weather	(37)%	39%	(29)%	6%

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